Exhibit 10.2

AMENDMENT NO. 1 TO STOCKHOLDERS AGREEMENT

THIS AMENDMENT NO. 1 TO THE STOCKHOLDERS AGREEMENT (this “Amendment”) is entered into as of December 3, 2012.

WITNESSETH:

WHEREAS, TPG VI Pantera Holdings, L.P., a Delaware limited partnership (“TPG”), Parkway Properties, Inc., a Maryland corporation (the “Company”) and, solely for purposes of Article IV and related definitions of the Agreement (as defined below), TPG VI Management, LLC, a Delaware limited liability company, entered into that certain Stockholder Agreement dated as of June 5, 2012 (the “Agreement”);

WHEREAS, Section 6.1 of the Agreement provides that the Agreement may be amended by an agreement in writing, executed by each of TPG and the Company; and

WHEREAS, the TPG and the Company desire to amend the Agreement as set forth below;

NOW, THEREFORE, TPG and the Company, intending to be bound, hereby agree as follows:

1. Incorporation of the Agreement. All capitalized terms which are used and not defined herein shall have the same meanings as set forth in the Agreement. To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in Paragraph 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

2. Amendments of the Agreement.

(i) The following defined term shall be added to Section 1.1 of the Agreement:

“TPG Share Count” means the number of shares of Common Stock Beneficially Owned by TPG and its Affiliates as of September 30, 2012, plus any additional shares of Common Stock acquired by TPG and its Affiliates in connection with any underwritten public offering of Common Stock by the Company that is completed prior to December 31, 2012.

(ii) Section 2.1(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Upon the Closing (as defined in the Purchase Agreement), if the number of members constituting the Company Board is other than nine (9), the Company Board shall promptly be reconstituted such that the number of members constituting the Company Board shall be nine (9), subject to increase or decrease by the Company Board from time-to-time, in accordance with the certificate of incorporation and bylaws of the Company and this Agreement. Upon the Closing

(as defined in the Purchase Agreement), the Company shall promptly cause up to four (4) persons (in the aggregate) designated by TPG to be appointed to the Company Board in the manner provided in the Company’s governing documents for filling vacancies on the Company Board; provided, that, to the extent TPG has not designated four (4) such persons before Closing, the Company shall promptly cause the remaining persons to be appointed to the Company Board when such persons are designated by TPG. Following the Closing, subject to Section 2.1(f), for any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board, (i) so long as TPG, together with its Affiliates, (A) Beneficially Owns as of the date of mailing of the Company’s definitive proxy statement in connection with such meeting (the “Mailing Date”) at least twenty-five percent (25%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, and (B) continues to Beneficially Own a number of shares of Common Stock of the Company equal to at least ninety percent (90%) of the TPG Share Count, the Company shall include four (4) persons designated by TPG as members of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of all four (4) such nominees, (ii) so long as TPG, together with its Affiliates, (A) Beneficially Owns as of the Mailing Date at least twenty percent (20%), but less than twenty-five percent (25%), of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, and (B) continues to Beneficially Own a number of shares of Common Stock of the Company equal to at least seventy percent (70%) of the TPG Share Count, the Company shall include three (3) persons designated by TPG as members of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of all three (3) such nominees, (iii) so long as TPG, together with its Affiliates, Beneficially Owns as of the Mailing Date at least fifteen percent (15%), but less than twenty percent (20%), of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company shall include two (2) persons designated by TPG as members of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of both such nominees, (iv) so long as TPG, together with its Affiliates, Beneficially Owns as of the Mailing Date at least five percent (5%), but less than fifteen percent (15%), of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company shall include one (1) person designated by TPG as a member of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of such nominee, and (v) if TPG, together with its Affiliates, Beneficially Owns as of the Mailing Date less than five percent (5%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company shall not be required to include any persons designated by TPG as members of the slate of Company Board nominees. The members of the Company Board nominated or elected pursuant to this Section 2.1(a) are referred to herein as the “TPG Nominated Directors.” The Company Board shall not withdraw any nomination or, subject to the Company Board’s fiduciary duties, recommendation required under this Section 2.1(a), unless TPG delivers to the Company Board a written request for such withdrawal. Further, (i) for any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board, the Company Board shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Company Board, (ii) subject to the Company Board’s fiduciary duties, the Company Board shall not recommend the election of any other person to a position on the Company Board for which a TPG Nominated Director has been nominated, and (iii) the Company shall use commercially reasonable efforts to cause each TPG Nominated Director to be elected to the Company Board. If elected to the Company Board, each TPG Nominated Director will hold his or her office as a member of the Company Board for such term as is provided in the articles of incorporation and bylaws of the Company, or until his or her death, resignation or removal from the Company Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the articles of incorporation and bylaws of the Company, and applicable Law.”

(iii) The words “on an as-converted basis” shall be deleted and replaced with “on the basis of the number of shares of Common Stock issued and outstanding” each time such words appear in Sections 2.1(b), 2.2(a) and 3.1(a) of the Agreement, as well as in the definition of “Pro Rata Portion”.

(iv) Section 2.1(c) of the Agreement is hereby amended and restated in its entirety as follows:

“(c) If TPG’s, together with its Affiliates’, Beneficial Ownership of outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, falls below any percentage threshold set forth in Section 2.1(b) above, TPG shall cause one or more, as applicable, of the TPG Nominated Directors to resign from any Committees on which such TPG Nominated Directors serve effective as of a date not later than immediately prior to the next meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board or any Committee thereof, such that the remaining number of TPG Nominated Directors on such Committees does not exceed the number that TPG is then entitled to designate appointment pursuant to the terms and conditions of Section 2.1(b) above. If TPG’s, together with its Affiliates’, Beneficial Ownership of outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, falls below any percentage threshold set forth in

Section 2.1(a) and Section 2.1(b) above, the number of directors that TPG shall be entitled to designate for nomination or appointment at any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board or any Committee thereof shall forever be reduced to such number that does not exceed the number that TPG is then entitled to designate for nomination or appointment pursuant to the terms and conditions of Section 2.1(a) and Section 2.1(b) above, as applicable (even if TPG or its Affiliates shall subsequently acquire additional shares of Common Stock or Series E Preferred Stock). In addition, TPG shall cause any TPG Nominated Director to resign promptly from the Company Board and any Committees on which such TPG Nominated Director serves if such TPG Nominated Director, as determined by the Company Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company or a member of any such Committees under any rule or regulation of the SEC, the NYSE or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of the TPG Nominated Director’s duty of loyalty to the Company and its stockholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law or (iv) has engaged in any transaction involving the Company from which the TPG Nominated Director derived an improper personal benefit that was not disclosed to the Company Board prior to the authorization of such transaction; provided, however, that, subject to the limitations set forth in Section 2.1(a) and Section 2.1(b), TPG shall have the right to replace such resigning TPG Nominated Director with a new TPG Nominated Director, such newly named TPG Nominated Director to be appointed promptly to the Company Board in place of the resigning TPG Nominated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Company Board. Nothing in this paragraph (c) or elsewhere in this Agreement (except Section 2.1(e)) shall confer any third-party beneficiary or other rights upon any person designated hereunder as a TPG Nominated Director, whether during or after such person’s service on the Company Board.”

(v) Section 2.1(h) of the Agreement is hereby amended and restated in its entirety as follows:

“(h) Intentionally omitted.”

3. Effectuation. The amendments to the Agreement contemplated by this Amendment shall be deemed effective immediately upon the execution of this Amendment by the parties hereto. There are no conditions precedent or subsequent to the effectiveness of this Amendment.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. One or more counterparts of this Amendment may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

5. Effect on Agreement. Except as specifically modified herein, the Agreement (including, for the avoidance of doubt, all exhibits and schedules thereto) shall continue to be in full force and effect. The execution and delivery of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of either party thereto. From and after the date hereof, all references in the Agreement to the “Agreement” shall mean the Agreement as modified by this Amendment.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without regard to, or otherwise giving effect to, any body of Law or other rule that would cause or otherwise require the application of the Laws of any other jurisdiction.

7. Further Assurances. Each party to this Amendment shall execute and deliver such documents and shall take such actions as may be reasonably necessary or desirable to effect the transactions described in this Amendment.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

PARKWAY PROPERTIES, INC.

By:	/s/ Jeremy Dorsett
Name:	Jeremy Dorsett
Title:	Executive Vice President and General Counsel

By:	/s/ Mandy M. Pope
Name:	Mandy M. Pope
Title:	Executive Vice President and Chief Accounting Officer

TPG VI PANTERA HOLDINGS, L.P.

By: TPG Genpar VI Delfir AIV, L.P., its general partner

By: TPG Genpar VI Delfir AIV Advisors, LLC, its general partner

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

(Amendment No. 1 to Stockholders Agreement)